UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified in Its Charter)

HANDY & HARMAN LTD. STEEL PARTNERS, LTD. STEEL PARTNERS HOLDINGS L.P. SPH GROUP LLC SPH GROUP HOLDINGS LLC STEEL PARTNERS HOLDINGS GP INC. WARREN G. LICHTENSTEIN RICHARD K. MCCLELLAND
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION

DATED DECEMBER 27, 2012

HANDY & HARMAN LTD.

[                                          ], 2013

Dear Fellow Stockholder:

Handy & Harman Ltd., a Delaware corporation (“HNH” or “we”), and the other participants in this solicitation are the beneficial owners of an aggregate of 6,551,185 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”), representing approximately 14.9% of the outstanding Common Stock of the Company.  For the reasons set forth in the attached Proxy Statement, we do not believe the Board of Directors of the Company is acting in the best interests of its stockholders.  We are therefore seeking your support at the annual meeting of stockholders (the “Annual Meeting”) scheduled to be held at [                            ], on [                        ], 2013, at [  ]:[   ] [ ].m., Eastern time, for the following:

1.
To elect HNH’s slate of two director nominees to serve in Class I until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified in opposition to the Company’s Class I director nominees;

2.	To amend the Company’s Restated Certificate of Incorporation to declassify the Company’s Board of Directors;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

5.	To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to stockholders on or about [             ], 2013.

If you have already voted a proxy card furnished by the Company’s management, you have every right to change your vote by signing, dating and returning a later dated proxy card or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact MacKenzie Partners, Inc., which is assisting us, at its address and toll-free numbers listed on the following page.

Thank you for your support,

/s/ Warren G. Lichtenstein

Warren G. Lichtenstein
Chairman of the Board
Handy & Harman Ltd.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of HNH’s proxy materials, please contact
MacKenzie Partners, Inc. at the phone numbers or email listed below.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com
or
CALL TOLL FREE (800) 322-2885

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The attached Proxy Statement and GOLD proxy card are available at www.[ ]

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED DECEMBER 27, 2012

ANNUAL MEETING OF STOCKHOLDERS
OF
MODUSLINK GLOBAL SOLUTIONS, INC.
_________________________

PROXY STATEMENT
OF
HANDY & HARMAN LTD.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Handy & Harman Ltd., a Delaware corporation (“HNH” or “we”), together with the other participants in this solicitation, is the largest stockholder of ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”).  We are writing to you in connection with the election of two director nominees to the Board of Directors of the Company (the “Board”) at the annual meeting of stockholders scheduled to be held at [                         ], on [                         ], 2013, at [   ]:[   ] [ ].m., Eastern time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”).  This Proxy Statement and the enclosed GOLD proxy card are first being furnished to stockholders on or about [   ], 2013.

This Proxy Statement and the enclosed GOLD proxy card are being furnished to stockholders of the Company by HNH in connection with the solicitation of proxies from the Company’s stockholders for the following:

1.
To elect HNH’s slate of two director nominees, Warren G. Lichtenstein and Richard K. McClelland, to serve in Class I until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified in opposition to the Company’s Class I director nominees;

2.	To amend the Company’s Restated Certificate of Incorporation to declassify the Company’s Board of Directors;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

5.	To transact such other business that may properly come before the Annual Meeting.

HNH, Steel Partners, Ltd. (“SPL”), Steel Partners Holdings L.P. (“Steel Holdings”), SPH Group LLC (“SPHG”), SPH Group Holdings LLC (“SPHG Holdings”), Steel Partners Holdings GP Inc. (“Steel Holdings GP”), Warren G. Lichtenstein and Richard K. McClelland are members of a group formed in connection with this proxy solicitation and are deemed participants in this proxy solicitation.

The Company has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as [  ], 2013 (the “Record Date”).  The mailing address of the principal executive offices of the Company is 1601 Trapelo Road, Waltham, Massachusetts 02451.  Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to the Company, as of the Record Date, there were [] shares of Common Stock, par value $0.01 per share (the “Shares”), outstanding and entitled to vote at the Annual Meeting.  As of the Record Date, HNH, together with the other participants in this solicitation, beneficially owned 6,551,185 Shares, which represents approximately 14.9% of the Shares outstanding.  We intend to vote such Shares FOR the election of the Nominees, FOR the amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors, AGAINST the advisory vote on executive compensation and FOR the ratification of the appointment of KPMG LLP, as described herein.

According to the Company’s proxy statement, representatives of Clinton Spotlight Master Fund, L.P. and Peerless Systems Corporation have each stated that they may propose their own director nominees at the Annual Meeting, but the Company does not know whether they will in fact nominate individuals for election as directors at the Annual Meeting or solicit proxies for that purpose.

THIS SOLICITATION IS BEING MADE BY HNH AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY OR ANY OTHER THIRD PARTY.  HNH IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS DESCRIBED HEREIN.  SHOULD OTHER MATTERS, WHICH HNH IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

HNH URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF ITS NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY MANAGEMENT TO THE COMPANY OR BY ANY OTHER THIRD PARTY, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF THE NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO HNH, C/O MACKENZIE PARTNERS, INC., WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF THE COMPANY, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This Proxy Statement and our GOLD proxy card are available at www.[ ]

IMPORTANT

Your vote is important, no matter how many Shares you own.  We urge you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of our Nominees.

•	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to HNH in the enclosed envelope today.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company or any other third party.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us.  Remember, you can vote for our two independent Nominees only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of HNH’s proxy materials, please contact
MacKenzie Partners, Inc. at the phone numbers or email listed below.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com
or
CALL TOLL FREE (800) 322-2885

BACKGROUND TO SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

❖
On October 14, 2011, HNH, together with certain other participants in this solicitation, filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) disclosing aggregate beneficial ownership of approximately 9.9% of the outstanding Shares.  HNH and the other participants currently beneficially own a total of 6,551,185 Shares, representing approximately 14.9% of the outstanding Shares -- see the section entitled “Other Participant Information.”

❖
On October 19, 2011, HNH delivered a letter to the Company requesting an exemption under the Company’s Tax Benefit Preservation Plan, which the Board adopted on October 17, 2011 (the “Tax Plan”), for HNH and its affiliates to purchase in the open market additional Shares up to an amount that would result in HNH and its affiliates owning an aggregate of approximately 14.9% of the outstanding Shares, subject to pro rata reduction to the extent other five-percent stockholders request a similar exemption under the Tax Plan and the aggregate number of Shares for which exemptions have been requested exceeds the number of Shares available for purchase without triggering an “ownership change” for purposes of Section 382 of the Internal Revenue Code (“Section 382”).

❖
On October 27, 2011, the Company announced that the Board had determined to grant HNH and its affiliates an exemption under the Tax Plan.  The Company also noted that no other stockholders had requested similar exemptions under the Tax Plan at that time.

❖
On March 7, 2012, HNH delivered a letter (the “March 7 Letter”) to the Company requesting an exemption under the Tax Plan, as well as a limited waiver under Section 203 of the Delaware General Corporation Law (“DGCL 203”), to enable HNH and its affiliates to purchase, through open market transactions, up to such number of additional Shares (without triggering an “ownership change” under Section 382) that would result in HNH and its affiliates collectively owning approximately 19.9% of the outstanding Shares.

❖
On March 19, 2012, HNH received a response from the Company to the March 7 Letter.  The Company’s response denied HNH’s request for a limited waiver under DGCL 203 purportedly due to the Company’s reluctance to grant such a waiver to a “related group of stockholders” during “the pendency of the Company’s strategic alternatives review process”, and expressed the Company’s view that its denial of the DGCL 203 limited waiver rendered moot HNH’s request for an exemption under the Tax Plan.

❖
On March 19, 2012, HNH delivered a letter (the “March 19 Letter”) to the Company reiterating its request for an exemption under the Tax Plan to enable HNH and its affiliates to purchase, through open market transactions, up to such number of additional Shares (without triggering an “ownership change” under Section 382) that would result in HNH and its affiliates collectively owning approximately 19.9% of the outstanding Shares.  The March 19 Letter contested the Board’s purported rationale for peremptorily denying HNH’s request for a limited waiver under DGCL 203, as well as the false pretense that HNH and its affiliates are a “related group of stockholders” to the Company.  In addition, the March 19 Letter dismissed the Board’s unfounded presumption that a denial of the request for a limited waiver under DGCL 203 rendered moot HNH’s request for an exemption under the Tax Plan.

❖	On March 21, 2012, the Board adopted a poison pill, which is triggered by the acquisition of 15% or more of the outstanding Shares.

❖
On March 22, 2012, HNH received a response from the Company to the March 19 Letter granting HNH and its affiliates an exemption under the Tax Plan purportedly enabling them to purchase up to such number of additional Shares that would result in HNH and its affiliates collectively owning approximately 19.9% of the outstanding Shares.  However, the Company’s response specifically stated that HNH and its affiliates are subject to the terms of the poison pill, effectively rendering HNH and its affiliates unable to purchase the Shares for which an exemption was supposedly granted.

❖
On March 23, 2012, HNH issued a press release announcing delivery of a letter to the Board denouncing the adoption of the poison pill by the Company as further evidence of the Board’s entrenchment and calling upon the Board to promptly publicly disclose the following: (i) the current number of Shares that may be purchased by the Company’s existing “5-percent stockholders” without triggering an “ownership change” under Section 382; (ii) the vote of each member of the Board on the poison pill; (iii) the progress and status of the Company’s strategic alternatives review process, including, without limitation, whether the Company is pursuing a sale of the entire company or one or more individual units; and (iv) the Company’s plans with respect to its business and management in the event the Company fails to execute a strategic transaction, including, without limitation, the intended structure and composition of the Board and the replacement of Joseph C. Lawler as CEO.

❖
On March 27, 2012, HNH delivered to the Company a letter requesting, among other things, books and records of the Company necessary for HNH to make an independent determination as to whether the Tax Plan and/or the poison pill were primarily adopted and entered into, and are being administered, as entrenchment devices in breach of the Board’s fiduciary duties to stockholders (the “March 27 Demand”).  In the March 27 Demand, HNH also requested a list of the Company’s stockholders in order to communicate directly with stockholders regarding Board composition and any changes HNH may recommend to the Bylaws of the Company.

❖	On April 20, 2012, HNH delivered to the Company a supplement to the March 27 Demand (the “Supplement”).

❖	On April 24, 2012, HNH and the Company entered into a confidentiality agreement relating to the stockholder lists requested in the March 27 Demand (the “Confidentiality Agreement”).

❖
On May 1, 2012, HNH filed a complaint in the Court of Chancery of the State of Delaware against the Company (the “Complaint”). The Complaint sought to enforce HNH’s statutory right under Delaware law and compel the Company to make available to HNH certain books and records previously requested by HNH, which the Company had refused to provide.  The Complaint expressed HNH’s concern, among other things, that the Board is failing to adequately protect the significant tax benefits associated with the Company’s net operating losses, which would materially and adversely affect the interests of all stockholders.

❖
On May 30, 2012, HNH and the Company entered into an Amendment and Supplement to the Confidentiality Agreement relating to the March 27 Demand and Supplement, and pursuant to which the Complaint was dismissed without prejudice.

❖
On June 20, 2012, HNH delivered a letter to the Board regarding the Company’s June 11, 2012 announcement of material accounting improprieties, discovered as a result of an SEC inquiry, requiring the Company to restate financial statements, prompting the “retirement” of CEO Joseph C. Lawler, and subjecting the Shares to potential delisting by Nasdaq.

❖	On June 27, 2012, HNH entered into a confidentiality agreement with the Company regarding a potential negotiated transaction.

❖
Subsequently, representatives of HNH met with members of the Company’s management, members of the Board and the Company’s legal and financial advisors, in person and by telephone, concerning the composition of the Board and a possible transaction with the Company in an effort to raise needed capital and shore up the Company’s cash position.  During this period, HNH and its representatives conducted a due diligence review of the Company and received management presentations from representatives of the Company.  On September 18, 2012, HNH first proposed a transaction to raise up to $100 million at a price of $5.00 per Share in the form of a rights offering that would enable all stockholders to participate in any future growth of the Company.  The proposal included Board representation and HNH’s commitment to backstop the rights offering to the maximum extent possible without triggering an “ownership change” under Section 382.  Although HNH and its representatives continued to have good faith discussions with the Company and its advisors regarding alternative transaction structures to achieve the Company’s capital-raising objective, including a direct investment by HNH, as well as the composition of the Board and management, HNH ultimately determined that the Company’s deteriorating financial performance and forecasts did not currently support the valuation it had previously proposed.

❖	On September 28, 2012, HNH delivered a letter to the Company pursuant to its Bylaws nominating the Nominees for election to the Board at the Annual Meeting.

❖	On December 17, 2012, HNH delivered a letter to the Board in an effort to reach an agreement in advance of the Annual Meeting regarding the composition of the Board and a potential transaction.

*             *             *             *

REASONS FOR THE SOLICITATION

We are soliciting your support to elect our Nominees at the Annual Meeting.  We believe the current Board is the very embodiment of mismanagement and poor corporate governance, and has overseen a massive destruction of stockholder value.  Accordingly, we have little confidence the Board as currently composed will adequately address the following serious issues that face the Company:

•	We believe the current Board has overseen an extended period of failed leadership and disastrous financial performance;

•	We are concerned with the Board’s continued failure to identify qualified executives to lead the Company;

•
We believe the Board has failed to adequately address serious corporate governance and accounting issues, including the Company’s staggered board, excessive executive compensation, adoption of a poison pill rights plan and the financial restatement;

•	We are highly concerned with the Company’s poor stock price performance, both on a total return basis and as compared to its peers;

•	We are concerned with the Company’s extensive periods of non-compliance with Nasdaq and SEC listing and reporting rules; and

•	We have substantial doubts that the strategic review process being conducted by the Board will result in a transaction that is in stockholders’ best interests.

In our view, the Board and management have had ample time to appropriately address these concerns, yet have failed to do so.  If elected at the Annual Meeting, our Nominees, who would represent a minority of the Board, would seek to work with the other Board members to promptly address these concerns.  Our Nominees will, subject to their fiduciary duties as directors, endeavor to work with the other members of the Board to take the necessary steps to reverse the Company’s poor performance and focus on establishing a profitable business in an effort to maximize stockholder value.

THE BOARD HAS OVERSEEN THE COMPANY’S DISMAL FINANCIAL PERFORMANCE AND, IN OUR VIEW, IS RESPONSIBLE FOR THE LEADERSHIP VOID THAT EXISTS AT THE COMPANY

The Board continued to support and reward former CEO Joseph Lawler despite his track record of failure

The Company’s two director nominees, Francis J. Jules and Michael J. Mardy, have each served on the Board since 2003.  In 2004, the Board hired Joseph C. Lawler as Chief Executive Officer, even though he had no prior CEO experience.  During Mr. Lawler’s tenure, the Company’s revenues sank from $1.1 billion in fiscal 2007 to $876 million in fiscal 2011, while operating income fell from a positive $14.8 million to a loss of $35.0 million. Despite the Company’s deplorable financial performance, precarious balance sheet and widespread outcry among stockholders for Mr. Lawler’s ouster, this Board continued to support Mr. Lawler, paying him over $18 million in cash and stock compensation!

The Company’s announcement in June 2012 of material accounting improprieties finally provided an impetus for Mr. Lawler’s “retirement.”  Yet the Board continued its pattern of rewarding him for failure, awarding him nearly $1.5 million in severance payments plus accelerated vesting of his option and restricted stock grants.

We are concerned with the Board’s continued failure to identify qualified executives to lead the Company

Meanwhile, the Board has yet to identify qualified replacements to fill the gaping holes in the Company’s senior management team to provide the Company with a much-needed new direction and sense of urgency.  Despite Mr. Lawler’s “retirement” over six months ago, the Board has failed to hire a new CEO.  In the meantime, we have offered the services of a team of highly-qualified professionals with substantial relevant industry experience that is fully prepared to assume senior management positions and hit the ground running on day one to help turn around the Company’s performance.  The Board refused our offer and has instead chosen to waste valuable time and resources in a fruitless search that has produced no results.  We believe that the Board’s unnecessary expenditures and failure to fill the Company’s open senior management positions are clear indications of this Board’s extremely poor planning and inability to identify and effectively execute necessary actions to improve value for stockholders.

WE BELIEVE THE BOARD HAS FAILED TO ADEQUATELY ADDRESS THE COMPANY’S SERIOUS CORPORATE GOVERNANCE AND ACCOUNTING ISSUES, INCLUDING THE STAGGERED BOARD, EXCESSIVE EXECUTIVE COMPENSATION, POISON PILL AND FINANCIAL RESTATEMENT

We believe that the Company’s proposal to de-stagger the Board ignores the clear will of stockholders

At the Company’s 2011 annual meeting, stockholders overwhelmingly demanded (by a 10 to 1 margin!) the elimination of the Company’s classified board of directors.  While the Board has included a proposal for this year’s Annual Meeting to declassify the Board, it is clear to us the Board is doing the bare minimum.  The Board’s proposal does not eliminate the classification of the Board at the Annual Meeting, nor does it provide that all directors will be up for annual election this year.  Directors elected at the Annual Meeting will serve three-year terms.  Rather, the Board’s proposal eliminates the classification of the Board over a three-year period and only provides for the annual election of all directors beginning at the 2015 annual meeting.  The fact that the Board concludes in its proxy statement that the Board’s “classified structure has helped assure continuity of the Company’s business strategies and has reinforced a commitment to long-term stockholder value” shows just how completely out of touch the incumbent directors are.  Ask yourselves:  Is it any wonder this Board is facing a proxy contest for the third year in a row?

We are concerned with this Board’s failure to align executive compensation with the Company’s performance

We believe management’s ability to properly evaluate and address the serious challenges facing the Company is further compromised by the misalignment between compensation and the Company’s performance.

Two out of the last three years, the Company has received an F grade — the absolute worst grade — from Glass Lewis & Co., a leading independent proxy advisory firm (“Glass Lewis”), for its executive compensation.  Specifically, Glass Lewis noted that the Company paid more compensation to its top officers than its peers, despite the Company’s worse performance, and further noted that “certain incumbent board members are responsible for executive compensation decisions that have left [the Company] wallowing in mediocrity relative to its peers.” (emphasis added)  Needless to say, Glass Lewis did not recommend stockholders vote for the Company’s incumbent directors at the Company’s 2011 annual meeting of stockholders.

In fiscal 2012, the Board continued its trend of rewarding executives for gross mismanagement at the expense of stockholders.  Despite the material accounting deficiencies contained in the Company’s SEC filings, and related weaknesses in internal control, the Board handed two of the senior executives who are directly responsible for the oversight of the Company’s financial statements and SEC filings — Steven G. Crane, Chief Financial Officer, and Peter L. Gray, Executive Vice President and General Counsel — an absolutely baffling $800,000 in retention bonuses!  These retention bonuses come despite the fact that Messrs. Crane and Gray have been with the Company since 2007 and 1999, respectively.  Mr. Gray also received a promotion and a 30% raise!

We believe it is deplorable for the Board to reward senior executives for failure while stockholders are suffering as a result of egregious Board and management lapses.

We are concerned that this Board’s adoption of a poison pill is designed to entrench the incumbent directors

We question the Board’s rationale for adopting its poison pill when it had previously instituted a so-called Tax Benefit Preservation Plan (the “Tax Plan”).  The Board adopted its poison pill, which has a 15% ownership threshold, (1) even though the Tax Plan already prohibits stockholders from acquiring 4.99% or more of the outstanding Shares, and prohibits stockholders that own more than 4.99% of the outstanding Shares from acquiring any additional Shares without express Board approval, and (2) a mere two days after we requested an exemption under the Tax Plan to increase our ownership from 14.9% to no more than 19.9% of the outstanding Shares, without a waiver under DGCL 203.  The Board then proceeded to grant us an exemption under the Tax Plan, but not under the poison pill, effectively rendering us unable to purchase the Shares for which the Board had purportedly granted us an exemption!  Such gamesmanship should be beneath a public company board.

As Glass Lewis has stated, “poison pills are not conducive to good corporate governance” and “can reduce management accountability by substantially limiting opportunities for corporate takeovers.”  In our view, the need for accountability for this Board has never been more apparent.  Yet the Board, continuing to show what we believe to be its utter disregard for stockholders’ interests, chose not to subject the poison pill to stockholder approval.  In our view, the Board’s adoption of the poison pill, on top of the Tax Plan, is entirely redundant and equivalent to complete entrenchment of the Board without any regard for stockholders.

We believe the enrichment and entrenchment of the Board and management at the expense of stockholders, evidenced by these continuing corporate governance failures, cannot be allowed to continue.

We believe the Company’s two nominees, who both serve on the Audit Committee, must be held accountable for the Company’s accounting and internal control deficiencies

The Company’s two nominees, Francis J. Jules and Michael J. Mardy, are both members of the Company’s Audit Committee, with Mr. Mardy serving as its Chair.  The Company’s proxy statement describes the Audit Committee’s primary function as “assist[ing] the Board in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls…”  In this regard, we believe Messrs. Jules and Mardy have failed miserably.  The Audit Committee did not detect the Company’s material accounting issues, which were discovered only as a result of an SEC inquiry and required a restatement of its financial results spanning six (6) years, or the related weaknesses in internal control over financial reporting.  The Company’s restatement process has subjected the Shares to potential delisting and led to the further destruction of stockholder value.  We believe Messrs. Jules and Mardy must be held responsible for failing to exercise the diligence and oversight their jobs clearly require.

WE BELIEVE THE BOARD MUST BE HELD ACCOUNTABLE FOR THE COMPANY’S POOR STOCK PRICE PERFORMANCE, NON-COMPLIANCE WITH SEC AND NASDAQ RULES, AND LACK OF STRATEGIC DIRECTION

We believe the Company’s Share price performance reflects the inability of the Board to adequately address the serious issues facing the Company

We believe the leadership void at the Board level is reflected in the Company’s dismal stock price performance, both on a total return basis and as compared to its peer group.  Consider the following:

•	Over the last one-, three- and five-year periods, the Company’s stock price has declined approximately 44.8%, 63.2% and 73.6%, respectively.

•
Since June 30, 2003, just after Company nominees Jules and Mardy first joined the Board, the Company’s stock price has dropped over 77%, as compared to an increase of over 89% for the Russell 2000 index.  The Company is a component of the Russell 2000 index, the peer group used for benchmarking of the Company’s stock price performance by Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm.

•
Following the Company’s June 11, 2012 announcement of its accounting improprieties, the Company’s stock price cratered, plummeting nearly 35% from $4.26 to $2.78, a level not seen since 2009!  The fact that, in the ensuing six months, the Company’s stock price has recovered only to $2.98 at December 21, 2012, demonstrates, in our view, the continued extreme pessimism among investors in the ability of this Board to enhance value for stockholders.

We are concerned with the Company’s extensive periods of non-compliance with Nasdaq and SEC listing and reporting rules

Following announcement of the Company’s accounting improprieties in June 2012, it has taken the Company over six months to regain compliance with the SEC’s reporting requirements, with the Company not having filed with the SEC an annual or quarterly report, or issued any earnings release or other definitive guidance, for over nine (9) months.  Furthermore, the Company has yet to bring itself back into compliance with Nasdaq’s continued listing standards, subjecting the Shares to the risk of delisting.  We believe the Board has displayed an extreme lack of urgency and indifference to stockholders’ interests in failing to expeditiously resolve these critical matters.  In our view, the prolonged lack of financial disclosure and transparency has caused tremendous uncertainty in the markets, further exacerbating the downward pressure on the Company’s already tenuous stock price.

We have substantial doubts that the strategic review process being conducted by the Board will result in a transaction that is in stockholders’ best interests

Against this backdrop, the Board has been conducting a strategic review process for over one year that, in our view, has been adversely impacted by the Company’s accounting restatement, continued deterioration of its financial performance and bleak outlook for a turnaround in the near future.  As a result, we question whether this process will result in a transaction that truly maximizes value for stockholders.  Given this Board’s track record, and the fact that all of the incumbent directors combined own less than 1% of the Company’s outstanding Shares, ask yourselves whether you trust the current Board to protect your interests in entering into a significant strategic transaction at a time when the Company has a dire need for a capital infusion.  As the Company’s largest stockholder, owning 14.9% of the outstanding Shares, our interests are clearly aligned with yours in ensuring that this process produces an outcome that benefits all stockholders.  We believe that stockholder representation on the Board is critical to obtaining a result that is designed to maximize stockholder value.

OUR NOMINEES HAVE A PLAN TO ENHANCE VALUE FOR STOCKHOLDERS

Our Nominees have identified specific actions to turn around the Company’s poor performance.  Specifically, if elected, our Nominees would work with the other members of the Board to, among other things,

•	Immediately fill open senior management positions with highly qualified individuals having substantial relevant industry experience.

•	Redeem the poison pill so that stockholders willing to buy additional Shares and support the floundering stock can do so.

•
Explore a rights offering to all existing stockholders to raise needed capital and shore up the Company’s cash position, which would allow all stockholders to benefit from any future appreciation in value of the Company.  We are willing to backstop this rights offering to the maximum extent allowable to preserve the Company’s net operating loss carryforwards (“NOLs”), ensuring that the Company receives sufficient working capital to invest in its deteriorating businesses.

•	Reduce unnecessary operational and corporate overhead and infrastructure.

•	Sell or appropriately finance any non-core or underperforming business units, real estate and other assets, and refinance the Company’s credit facility, to generate significant free cash flow.

•	Determine the best use of the Company’s capital base to drive profitability and maximize utilization of the Company’s NOLs, one of its most valuable assets.

Our Nominees have the experience and qualifications necessary to maximize value for stockholders

We believe our Nominees have the qualifications and experience necessary to assist the Board in the challenges identified above and in taking the necessary steps to enhance stockholder value.

Warren G. Lichtenstein has served as the Chairman of the Board and Chief Executive Officer of the general partner of Steel Holdings, a global diversified holding company that owns and operates businesses and has significant interests in leading companies in a variety of industries, including diversified industrial products, energy, defense, banking, insurance, and food products and services, since July 15, 2009.  He is also the Chairman and Chief Executive Officer of Steel Partners LLC (“Steel Partners”), a subsidiary of Steel Holdings, and has been associated with Steel Partners and its affiliates since 1990.  Mr. Lichtenstein has also served as Chairman of the Board of HNH, a diversified global industrial company, since July 2005.  Mr. Lichtenstein’s expertise in corporate finance, extensive experience in managing private investment funds and his related service as a director of, and advisor to, a diverse group of public companies, including other companies having attributes similar to the Company, make him well qualified to serve on the Board.

Richard K. McClelland has served as an advisor and consultant in the transportation and logistics industry since 2011.  Previously, he served as a director and Chairman of the Board of Dynamex Inc. (“Dynamex”), a provider of local and regional transportation and distribution services throughout the United States and Canada, from May 1995 and February 1996, respectively, until its merger with TransForce Inc. in February 2011.  Mr. McClelland’s broad cross-disciplined background and senior executive experience in the logistics industry make him well qualified to serve on the Board.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company has a classified Board, which currently consists of two Class I directors, three Class II directors, and two Class III directors.  We believe that the terms of two Class I directors expire at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect our Nominees in opposition to the Company’s two Class I director nominees.  Your vote to elect such Nominees will have the legal effect of replacing the two incumbent Class I directors with the Nominees.  If elected, such Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they can implement the actions that they believe are necessary to enhance stockholder value.

THE NOMINEES

The following information sets forth the name, age, present principal occupation, and employment and material occupations, positions, offices, employments and directorships for the past five years of each of the Nominees.  The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons For Our Solicitation.”  This information has been furnished to us by the Nominees.

Warren G. Lichtenstein (Age 47) has served as the Chairman of the Board and Chief Executive Officer of the general partner of Steel Holdings, a global diversified holding company that owns and operates businesses and has significant interests in leading companies in a variety of industries, including diversified industrial products, energy, defense, banking, insurance, and food products and services, since July 15, 2009.  He is also the Chairman and Chief Executive Officer of Steel Partners LLC (“Steel Partners”), a subsidiary of Steel Holdings, and has been associated with Steel Partners and its affiliates since 1990.  Mr. Lichtenstein has served as Chairman of the Board of HNH, a diversified global industrial company, since July 2005.  He is a Co-Founder of Steel Partners Japan Strategic Fund (Offshore), L.P., a private investment partnership investing in Japan, and Steel Partners China Access I LP, a private equity partnership investing in China.  He also co-founded Steel Partners II, L.P. (“SPII”), a private investment partnership that is now a wholly-owned subsidiary of Steel Holdings, in 1993.  Mr. Lichtenstein has served as a director of GenCorp Inc., a manufacturer of aerospace and defense products and systems with a real estate business segment, since March 2008.  He has served as a director of SL Industries, Inc. (“SLI”), a company that designs, manufactures and markets power electronics, motion control, power protection, power quality electromagnetic and specialized communication equipment, since March 2010.  He previously served as a director (formerly Chairman of the Board) of SLI from January 2002 to May 2008 and served as Chief Executive Officer from February 2002 to August 2005.  He has served as a director (currently Chairman of the Board) of Steel Excel Inc. (“Steel Excel”), a company whose business is expected to consist primarily of capital redeployment and identification of new, profitable operations in the sports, training, education, entertainment and lifestyle businesses, since October 2010.  Mr. Lichtenstein served as the Chairman of the Board, President and Chief Executive Officer of SP Acquisition Holdings, Inc. (“SPAH”), a company  formed for the purpose of acquiring one or more businesses or assets, from February 2007 until October 2009.  He served as a director of WebFinancial Corporation, a predecessor entity of Steel Holdings, from 1996 to June 2005, as Chairman and Chief Executive Officer from December 1997 to June 2005 and as President from December 1997 to December 2003. From May 2001 to November 2007, Mr. Lichtenstein served as a director (formerly Chairman of the Board) of United Industrial Corporation (“United Industrial”), a company principally focused on the design, production and support of defense systems, which was acquired by Textron Inc.  He served as a director of KT&G Corporation, South Korea’s largest tobacco company, from March 2006 to March 2008. Mr. Lichtenstein served as a director of Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from January 2004 to October 2006.  Mr. Lichtenstein does not directly own, and has not purchased or sold during the past two years, any securities of the Company.  Mr. Lichtenstein is a citizen of the United States of America.

Richard K. McClelland (Age 61) has served as an advisor and consultant in the transportation and logistics industry since 2011.  Previously, he served as a director and Chairman of the Board of Dynamex Inc. (“Dynamex”), a provider of local and regional transportation and distribution services throughout the United States and Canada, from May 1995 and February 1996, respectively, until its merger with TransForce Inc. in February 2011.  Mr. McClelland served as Dynamex’s President and Chief Executive Officer from May 1995 until November 2008.  Mr. McClelland became the President, Chief Executive Officer and a director of Dynamex in May 1995 upon the closing of Dynamex’s acquisition of Dynamex Express (the ground courier division of Air Canada), where he also served as President since 1988.  Prior to joining Dynamex Express in 1986, Mr. McClelland held a number of advisory and management positions with the Irving Group, Purolator Courier Ltd., where he was engaged in the domestic and international transportation and logistics industries.  Mr. McClelland does not directly own, and has not purchased or sold during the past two years, any securities of the Company.  Mr. McClelland is a citizen of Canada.

If elected as a director of the Company, each of the Nominees would be an “independent director” within the meaning of applicable Nasdaq listing standards applicable to board composition and Section 301 of the Sarbanes-Oxley Act of 2002.

Each of the Nominees, as a member of a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the other members of the Group (as defined below), may be deemed to beneficially own the securities of the Company beneficially owned in the aggregate by all the members of the Group.  Each of the Nominees specifically disclaims beneficial ownership of all such securities.

On September 28, 2012, HNH together with the Nominees and the other participants named herein (the “Group”) entered into a Joint Filing and Solicitation Agreement pursuant to which, among other things, the parties agreed to solicit proxies or written consents to elect the Nominees to the Board at the Annual Meeting and to take all other action necessary or advisable to achieve the foregoing (the “Solicitation”), and HNH agreed to bear all expenses incurred in connection with the Group’s activities with respect to the Solicitation, subject to certain limitations.

On September 28, 2012, HNH entered into an Indemnification Agreement with Mr. McClelland pursuant to which it agreed to indemnify Mr. McClelland from and against claims arising from the Solicitation and any related matters.

Other than as stated herein, there are no arrangements or understandings between or among HNH, any of the other members of the Group and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.  None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the Shares represented by the enclosed GOLD proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Third Amended and Restated Bylaws of the Company (the “Bylaws”) and applicable law.  In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominee(s).  We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of HNH that any attempt to increase the size of the current Board or to reconstitute or reconfigure the classes on which the current directors serve constitutes an unlawful manipulation of the Company’s corporate machinery.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

As discussed in further detail in the Company’s proxy statement, the Company is submitting for stockholder approval an amendment to the Company’s Restated Certificate of Incorporation that would phase in the declassification of the Board.  The proposed amendment eliminates the classification of the Board over a three-year period, provides for the annual election of all directors beginning at the 2015 annual meeting of stockholders and makes certain conforming changes to the Company’s Restated Certificate of Incorporation and the Bylaws.

Although we strongly believe that the Company’s declassification proposal should de-stagger the Board, and provide for the annual election of all directors, at this Annual Meeting, we believe that the Company’s proposal, as it stands, is nonetheless preferable to maintaining the classification of the Board.  We therefore intend to vote our Shares in favor of this proposal, approval of which requires the affirmative vote of seventy-five percent (75%) of the outstanding Shares entitled to vote.

WE RECOMMEND THAT STOCKHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As discussed in further detail in the Company’s proxy statement, the Company is providing stockholders with the opportunity to approve on an advisory basis the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement.  This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures in [the Company’s] proxy statement.”

This vote will not be binding on the Board.

We intend to vote our Shares against this proposal for the reasons described above under “Reasons for the Solicitation.”

WE RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

According to the Company’s proxy statement, the Audit Committee of the Board has appointed KPMG LLP, an independent registered public accounting firm, to audit the Company’s consolidated financial statements for the fiscal year ending July 31, 2013.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Each Share is entitled to one vote.  Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, we believe that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Shares.

Shares represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the Board, FOR the amendment to the Company’s Restated Certificate of Incorporation to declassify the Board, AGAINST the advisory vote on executive compensation, FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate two candidates for election as Class I directors at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect only our Nominees.  Accordingly, the enclosed GOLD proxy card may only be voted for our Nominees and does not confer voting power with respect to the Company’s, or any other third party’s, nominees.  The participants in this solicitation intend to vote all of their Shares in favor of the Nominees.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

According to the Company’s proxy statement, the presence of a majority of the outstanding Shares represented in person or by proxy and entitled to vote at the Annual Meeting will constitute a quorum.

Abstentions and broker non-votes will be considered shares “present and entitled to vote” for the purpose of determining whether a quorum exists.  A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question.

With respect to the election of directors, the advisory vote on executive compensation and the ratification of the appointment of the independent registered accounting firm, abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of these proposals.  With respect to the proposal to declassify the Board, abstentions and any “broker non-votes” will have the same effect as votes cast against this proposal.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ According to the Company’s proxy statement, the two nominees for Director receiving the highest vote totals will be elected as directors of the Company.  Withheld votes will have no impact on the election of directors.

Declassification of Board ─ According to the Company’s proxy statement, approval of the amendment to the Company’s Restated Certificate of Incorporation to declassify the Board  (Proposal No. 2) will require the affirmative vote of seventy-five percent (75%) of the outstanding Shares entitled to vote.

Advisory Vote on Executive Compensation and Ratification Of Independent Registered Public Accounting Firm ─ According to the Company’s proxy statement, approval of the advisory vote on executive compensation (Proposal No. 3 and ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 4) will each require the affirmative vote of a majority of the votes cast on each proposal.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to HNH in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this Proxy Statement or to the Company at 1601 Trapelo Road, Waltham, Massachusetts 02451, or any other address provided by the Company.  Although a revocation is effective if delivered to the Company, HNH requests that either the original or photostatic copies of all revocations be mailed to HNH in care of MacKenzie Partners, Inc. at the address set forth on the back cover of this Proxy Statement so that HNH will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.  Additionally, MacKenzie Partners, Inc. may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by HNH.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

HNH has entered into an agreement with MacKenzie Partners, Inc. for solicitation and advisory services in connection with this solicitation, for which MacKenzie Partners, Inc. will receive a fee not to exceed $[   ], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  MacKenzie Partners, Inc. will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  HNH has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record.  HNH will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that MacKenzie Partners, Inc. will employ approximately [] persons to solicit the Company’s stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by HNH pursuant to the terms of the Joint Filing and Solicitation Agreement (as described above).  Costs of this solicitation of proxies are currently estimated to be approximately $[ ].  HNH estimates that through the date hereof, its expenses in connection with this solicitation are approximately $[].  HNH intends to seek reimbursement from the Company of all expenses it incurs in connection with the solicitation of proxies for the election of the Nominees to the Board at the Annual Meeting.  HNH does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

OTHER PARTICIPANT INFORMATION

Other than the Nominees, the participants in this solicitation are HNH, SPL, Steel Holdings, SPHG, SPHG Holdings and Steel Holdings GP.

HNH is a diversified industrial products and manufacturing company.  SPL is a holding company.  Steel Holdings is a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies.  Steel Holdings may seek to obtain majority or primary control, board representation or other significant influence over the businesses in which it holds an interest.  The principal business of SPHG Holdings is holding securities for the account of Steel Holdings.  The principal business of SPHG is serving as the sole member of SPHG Holdings and other affiliates.  The principal business of Steel Holdings GP is serving as the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings.

The principal business address of HNH is 1133 Westchester Avenue, Suite N222, White Plains, New York 10604.  The principal business address of the other participants (other than HNH and Richard K. McClelland) is 590 Madison Avenue, 32nd Floor, New York, New York 10022.  Richard K. McClelland’s principal business address is 117 Caulder Drive, Oakville Ontario Canada L6J 4T2.

As of the date hereof, HNH owns directly 5,941,170 Shares, SPHG Holdings owns directly 540,015 Shares and SPL owns directly 60,000 Shares.

Steel Holdings owns 99% of the membership interests of SPHG.  SPHG is the sole member of SPHG Holdings.  Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings.  By virtue of these relationships, each of Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own the Shares owned directly by SPHG Holdings.

SPHG Holdings owns approximately 55% of the outstanding shares of common stock of HNH.  Accordingly, each of Steel Holdings, SPHG, SPHG Holdings and Steel Holdings GP could be deemed to beneficially own the Shares owned directly by HNH.

Warren G. Lichtenstein is the Chief Executive Officer and sole director of SPL.  By virtue of this relationship, Mr. Lichtenstein may be deemed to beneficially own the Shares owned directly by SPL.

Jack L. Howard, who is the Vice Chairman of HNH, President of Steel Holdings GP and SPL, and a principal of Mutual Securities, Inc., a registered broker dealer, may be deemed to be a participant in this solicitation.  As of the date hereof, Mr. Howard owns directly 10,000 Shares.

Glen M. Kassan, Vice Chairman of the Board of HNH and a Managing Director and operating partner of Steel Partners, may be deemed to be a participant in this solicitation.  Mr. Kassan does not directly own any Shares.

The Shares owned collectively by the participants are held primarily in margin accounts maintained with prime brokers, which may extend margin credit as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and the prime brokers’ credit policies.  In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.

As of the date hereof, the participants collectively owned an aggregate of 6,551,185 Shares, constituting approximately 14.9% of the Shares outstanding.  Each participant in this solicitation, as a member of a “group” with the other participants, for purposes of Rule 13d-5(b)(1) of the Exchange Act, may be deemed to beneficially own the Shares owned by the other participants.  Each participant specifically disclaims beneficial ownership of the Shares disclosed herein that he or it does not directly own.  For information regarding purchases and sales of securities of the Company during the past two years by the participants, see Schedule I.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Other Matters

Other than as discussed above, we are unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which we are not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

Stockholder Proposals

Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s Proxy Statement, Notice of Internet Availability of Proxy Materials and proxy card for the Company’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) must be submitted to the Secretary of the Company at its offices, 1601 Trapelo Road, Waltham, Massachusetts 02451, no later than ___________, 2013. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and the Bylaws, as applicable.

If a stockholder of the Company wishes to present a proposal or nominate a director before the 2013 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s Proxy Statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no earlier than ___________, 2013 and no later than _________, 2013 (unless the Company’s 2013 Annual Meeting is held before _________, 2013 or after _________, 2014, in which case different deadlines are established by the Bylaws) and the stockholder must comply with the provisions of the Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the 2013 Annual Meeting, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2013 Annual Meeting.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2013 Annual Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this Proxy Statement should not be construed as an admission by HNH that such procedures are legal, valid or binding.

Incorporation by Reference

We have omitted from this Proxy Statement certain disclosure required by applicable law that is already included in the Company’s proxy statement relating to the Annual Meeting.  This disclosure includes, among other things, current biographical information on the Company’s directors, information concerning executive compensation, and other important information.  Although we do not have any knowledge indicating that any statement made by us herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on our behalf, or for any failure by the Company to disclose events that may affect the significance or accuracy of such information.  See Schedule II for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the directors and management of the Company.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

Handy & Harman Ltd.

[ ], 2013

SCHEDULE I

TRANSACTIONS IN SECURITIES OF MODUSLINK GLOBAL SOLUTIONS, INC.
DURING THE PAST TWO YEARS

Class of Security	Securities Purchased/(Sold)	Price Per Share ($)	Date of Purchase/Sale

Handy & Harman Ltd.
Common Stock	1,547,733	3.5200	09/30/11
Common Stock	1,992,147	3.5020	10/04/11
Common Stock	75,000	3.7500	10/05/11
Common Stock	83,000	3.9500	10/06/11
Common Stock	30,000	4.0300	10/07/11
Common Stock	29,380	3.7970	10/11/11
Common Stock	50,000	4.0000	10/14/11
Common Stock	11,430	3.9820	10/17/11
Common Stock	40,115	3.9940	11/01/11
Common Stock	6,955	4.0000	11/02/11
Common Stock	1,681	4.0000	11/09/11
Common Stock	1,120	4.0000	11/10/11
Common Stock	1,283	4.0000	11/16/11
Common Stock	47,066	4.2490	11/17/11
Common Stock	9,530	4.2500	11/18/11
Common Stock	26,091	4.2500	11/21/11
Common Stock	5,350	4.2110	11/22/11
Common Stock	37,289	4.2200	11/23/11
Common Stock	28,916	4.2170	11/25/11
Common Stock	33,257	4.2490	11/28/11
Common Stock	57,300	4.2500	11/29/11
Common Stock	199,100	4.5200	12/01/11
Common Stock	180,000	4.5200	12/01/11
Common Stock	70,000	4.5200	12/01/11
Common Stock	48,000	4.5200	12/01/11

Class of Security	Securities Purchased/(Sold)	Price Per Share ($)	Date of Purchase/Sale

Common Stock	900	4.5000	12/01/11
Common Stock	5,346	4.9190	12/13/11
Common Stock	113,767	4.9420	12/14/11
Common Stock	30,000	4.9500	12/14/11
Common Stock	26,400	5.1120	12/15/11
Common Stock	11,915	5.3170	01/05/12
Common Stock	26,346	5.3740	01/06/12
Common Stock	57,993	5.4110	01/09/12
Common Stock	70,940	5.4970	01/10/12
Common Stock	43,577	5.4130	01/11/12
Common Stock	33,396	5.4970	01/13/12
Common Stock	22,115	5.5090	01/17/12
Common Stock	3,100	5.4870	01/18/12
Common Stock	28,706	5.5600	01/19/12
Common Stock	7,100	5.5920	01/20/12
Common Stock	8,952	5.6000	01/23/12
Common Stock	44,030	5.5980	01/25/12
Common Stock	14,210	5.6000	01/26/12
Common Stock	20,782	5.5980	02/10/12
Common Stock	13,786	5.5920	02/13/12
Common Stock	27,617	5.5740	02/14/12
Common Stock	23,530	5.5880	02/15/12
Common Stock	1,300	5.5900	02/16/12
Common Stock	300	5.6000	02/17/12
Common Stock	1,780	5.6000	02/21/12
Common Stock	14,805	5.5980	02/22/12
Common Stock	350	5.6000	02/23/12
Common Stock	6,597	5.5880	02/27/12
Common Stock	22,460	5.5950	02/29/12
Common Stock	27,500	5.5980	03/01/12

Class of Security	Securities Purchased/(Sold)	Price Per Share ($)	Date of Purchase/Sale

Common Stock	44,111	5.5120	03/02/12
Common Stock	69,400	5.4590	03/05/12
Common Stock	60,200	5.4700	03/06/12
Common Stock	162,747	5.5570	03/07/12
Common Stock	102,600	5.2050	03/08/12
Common Stock	78,900	5.2520	03/09/12
Common Stock	101,869	5.3100	03/12/12
SPH Group Holdings LLC
Common Stock	540,015*	2.8900	06/13/12
BNS Holding, Inc.
Common Stock	97,300	3.7280	08/08/11
Common Stock	163,732	3.7020	08/09/11
Common Stock	59,111	3.7960	08/10/11
Common Stock	11,282	3.7830	08/12/11
Common Stock	5,047	3.7980	08/12/11
Common Stock	300	3.7900	08/15/11
Common Stock	12,431	3.8970	08/16/11
Common Stock	6,078	3.9070	08/17/11
Common Stock	19,177	3.9000	08/18/11
Common Stock	3,929	3.8450	08/19/11
Common Stock	34,997	3.7800	08/22/11
Common Stock	12,432	3.8080	08/23/11
Common Stock	3,000	3.8440	08/24/11
Common Stock	34,199	3.8480	08/25/11
Common Stock	52,000	3.4600	09/29/11
Common Stock	25,000	3.6160	09/30/11
Common Stock	(540,015)*	2.8900	06/13/12

* In connection with the plan of complete liquidation and dissolution of BNS Holding, Inc. (“BNS”), on June 13, 2012 the 540,015 shares of Common Stock owned directly by BNS were distributed to SPHG Holdings at $2.89 per share.

Class of Security	Securities Purchased/(Sold)	Price Per Share ($)	Date of Purchase/Sale

Steel Partners, Ltd.
Common Stock	50,000	6.8580	10/20/10
Common Stock	10,000	6.6470	10/21/10

SCHEDULE II

The following table is reprinted from the Company’s preliminary proxy statement filed with the Securities and Exchange Commission on December 21, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 26, 2012, with respect to the beneficial ownership of shares of Common Stock by: (i) 5% stockholders; (ii) the members of the Board of the Company, (iii) the named executive officers (as defined under “Summary Compensation Table”); and (v) all current executive officers and members of the Board of the Company, as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Class(2)
5% Stockholders
Steel Partners, Ltd.(3)	6,551,185	14.9%
BlackRock, Inc.(4)	2,558,732	5.8%
Dimensional Fund Advisors LP(5)	2,795,753	6.5%
The Vanguard Group, Inc.(6)	2,192,546	5.0%
Directors and Nominees
Virginia G. Breen(7)	45,916	*
Jeffrey J. Fenton(8)	55,460	*
Francis J. Jules(9)	64,466	*
Edward E. Lucente(10)	74,316	*
Michael J. Mardy(11)	73,516	*
Joseph M. O’Donnell(12)	41,060	*
Jeffrey S. Wald	13,505	*
Named Executive Officers
Joseph Lawler(13)	679,393	1.5%
Steven G. Crane(14)	278,449	*
Scott R. Crawley(15)	34,020	*
Peter L. Gray(16)	131,448	*
Thomas Nightingale(17)	159,093	*
William R. McLennan(18)	68,274	*
David J. Riley(19)	36,976	*
All current executive officers and directors, as a group (11 persons)(20)	971,249	2.2%

*	Less than 1%

(1)
For purposes of this table, beneficial ownership is determined by rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after November 26, 2012, through the exercise of any stock option or other right (“Presently Exercisable Options”). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The Company believes that each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock listed as owned by such person or entity unless noted otherwise. Unless otherwise indicated, the address of each person listed in the table is c/o ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, MA 02451.

(2)	Number of shares deemed outstanding includes 43,841,342 shares of Common Stock as of November 26, 2012, plus any shares subject to Presently Exercisable Options held by the person in question.

(3)
Based on information provided in the Schedule 13D filed by Handy & Harman, Ltd. (“HNH”), BNS Holdings, Inc. (“BNS”), Steel Partners, Ltd. (“SPL”), Steel Partners Holdings L.P. (“Steel Holdings”), SPH Group LLC (“SPHG”), SPH Group Holdings LLC (“SPHG Holdings”), Steel Partners LLC (“Partners LLC”), and Warren G. Lichtenstein with the SEC on October 14, 2011 and all amendments thereto, including that certain Amendment No. 12 to Schedule 13D filed by HNH, SPL, Steel Holdings, SPHG, SPHG Holdings, Steel Partners Holdings GP, Inc. (“Steel Holdings GP”), Mr. Lichtenstein, Glen M. Kassan and Richard K. McClelland on September 28, 2012, a Form 4 filed by HNH on March 14, 2012 and Forms 4 filed by BNS and SPHG Holdings on June 15, 2012. The principal business address of HNH is 1133 Westchester Avenue, Suite N222, White Plains, NY 10604. The principal business address of the Reporting Persons other than HNH and Mr. McClelland is 590 Madison Avenue, 32nd Floor, New York, NY 10022. The principal business address of Mr. McClelland is 117 Caulder Drive, Oakville, Ontario Canada L6J 4T2.

•
SPL owns 60,000 shares of Common Stock. Mr. Lichtenstein is the Chief Executive Officer and sole director of SPL. Accordingly, by virtue of Mr. Lichtenstein’s relationship with SPL, Mr. Lichtenstein may be deemed to beneficially own the shares of Common Stock owned directly by SPL. Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock owned directly by SPL except to the extent of his pecuniary interest therein. SPL and Mr. Lichtenstein have shared dispositive and voting power with respect to the 60,000 shares owned by SPL.

•
SPHG Holdings owns 540,015 shares of Common Stock. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing manager of SPHG and the manager of SPHG Holdings. Accordingly, by virtue the relationships discussed above, each of Steel Holdings, SPHG, and Steel Holdings GP may be deemed to beneficially own the shares of Common Stock owned directly by SPHG Holdings. Each of SPHG, Steel Holdings, and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by SPHG Holdings except to the extent of his or its pecuniary interest therein. SPHG Holdings, SPHG, Steel Holdings and Steel Holdings GP have shared dispositive and voting power with respect to the 540,015 shares owned by SPHG Holdings.

•
HNH owns 5,941,170 shares of Common Stock. SPHG Holdings owns approximately 55% of the outstanding shares of common stock of HNH. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing manager of SPHG and the manager of SPHG Holdings Accordingly, each of SPHG Holdings, Steel Holdings, SPHG and Steel Holdings GP could be deemed to beneficially own the shares of Common Stock owned directly by HNH. Each of SPHG Holdings, Steel Holdings, SPHG and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by HNH. HNH has sole dispositive and voting power with respect to the 5,941,170 shares owned by HNH.

(4)
Based solely on information provided in Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 13, 2012, BlackRock has sole dispositive power and sole voting power with respect to such shares. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(5)
Based solely on information provided in a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 14, 2012, Dimensional has shared dispositive power with respect to such shares and sole voting power with respect to 2,695,138 shares. Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishing investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are collectively referred to as the “Funds.” As a result of its role as investment advisor or investment manager to the Funds, Dimensional may be deemed to be the beneficial owner of the 2,795,753 shares of Common Stock held by the Funds. However, Dimensional does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held by the Funds and Dimensional disclaims beneficial ownership of such securities. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)
Based solely on information provided in a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 10, 2012, Vanguard has sole dispositive power with respect to 2,127,023 shares and sole voting power with respect to 65,523 shares. Vanguard has shared dispositive power with respect to 65,523 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard is the beneficial owner of 65,523 shares as a result of its serving as an investment manager of collective trust accounts and VFTC directs the voting of such shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Includes 16,800 shares which may be acquired by Ms. Breen pursuant to Presently Exercisable Options.

(8)	Includes 14,444 shares which may be acquired by Mr. Fenton pursuant to Presently Exercisable Options.

(9)	Includes 34,400 shares which may be acquired by Mr. Jules pursuant to Presently Exercisable Options.

(10)
Includes 27,200 shares which may be acquired by Mr. Lucente pursuant to Presently Exercisable Options. Includes 15,000 shares held by a limited partnership controlled by Mr. Lucente and his wife; Mr. Lucente and his wife have shared dispositive and voting power with respect to such shares.

(11)	Includes 34,400 shares which may be acquired by Mr. Mardy pursuant to Presently Exercisable Options.

(12)	Includes 14,444 shares which may be acquired by Mr. O’Donnell pursuant to Presently Exercisable Options.

(13)	Includes 325,110 shares which may be acquired by Mr. Lawler pursuant to Presently Exercisable Options. Mr. Lawler retired from the Company on October 1, 2012.

(14)	Includes 175,810 shares which may be acquired by Mr. Crane pursuant to Presently Exercisable Options.

(15)	Includes 11,666 shares which may be acquired by Mr. Crawley pursuant to Presently Exercisable Options.

(16)	Includes 83,404 shares which may be acquired by Mr. Gray pursuant to Presently Exercisable Options.

(17)	Includes 108,333 shares which may be acquired by Mr. Nightingale pursuant to Presently Exercisable Options.

(18)	Mr. McLennan’s employment with the Company ceased on June 11, 2012.

(19)	Mr. Riley’s employment with the Company ceased on July 3, 2012.

(20)	Includes 520,901 shares which may be acquired pursuant to Presently Exercisable Options.

IMPORTANT

Tell your Board what you think!  Your vote is important.  No matter how many Shares you own, please give us your proxy FOR the election of our Nominees by taking three steps:

•	SIGNING the enclosed GOLD proxy card,

•	DATING the enclosed GOLD proxy card, and

•	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact MacKenzie Partners, Inc. at the address set forth below.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of HNH’s proxy materials, please contact
MacKenzie Partners, Inc. at the phone numbers or email listed below.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com
or
CALL TOLL FREE (800) 322-2885

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED DECEMBER 27, 2012

GOLD PROXY CARD

MODUSLINK GLOBAL SOLUTIONS, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF
HANDY & HARMAN LTD.
STEEL PARTNERS, LTD.
STEEL PARTNERS HOLDINGS L.P.
SPH GROUP LLC
SPH GROUP HOLDINGS LLC
STEEL PARTNERS HOLDINGS GP INC.
WARREN G. LICHTENSTEIN
RICHARD K. MCCLELLAND

THE BOARD OF DIRECTORS OF MODUSLINK GLOBAL SOLUTIONS, INC.
IS NOT SOLICITING THIS PROXY

P       R            O            X            Y

_________________________

The undersigned appoints [                                                                  ] and [                                  ], and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock, par value $0.01 per share (the “Common Stock”), of ModusLink Global Solutions, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the 2012 Annual Meeting of Stockholders of the Company scheduled to be held at [], on [  ], 2013, at [  ]:[   ] [ ].m., Eastern time (including at any adjournments or postponements thereof and at any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Handy & Harman Ltd. (“HNH”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 4 AND “AGAINST” PROPOSAL 3

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

HNH’s Proxy Statement and this GOLD proxy card are available at www.[                                                                                                                                          ]

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

HNH RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.  HNH MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 4.

[X] Please mark vote as in this example

1.	HNH’S PROPOSAL TO ELECT DIRECTORS:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEES EXCEPT

Nominees:	Warren G. Lichtenstein Richard K. McClelland	[ ]	[ ]	[ ]

NOTE: If you do not wish for your shares to be voted “FOR” a particular nominee, mark the “FOR ALL NOMINEES EXCEPT” box and write the name(s) of the nominee(s) you do not support on the line below.  Your shares will be voted for the remaining nominee(s).

_______________________________________________________________

		FOR	AGAINST	ABSTAIN
2.	THE COMPANY’S PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS:			

		FOR	AGAINST	ABSTAIN
3.	THE COMPANY’S PROPOSAL TO APPROVE, BY AN ADVISORY VOTE, EXECUTIVE COMPENSATION:			

		FOR	AGAINST	ABSTAIN
4.	THE COMPANY’S PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR:			

DATED:  ________________________, 2013

____________________________________
Signature

____________________________________
Signature (if held jointly)

____________________________________
Title

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.